EX-35.1
(logo) Deutsche Bank

1761 East St. Andrew Place
Santa Ana, CA 92705-4934

Tel 714 247 6000
Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE

The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Certificate Administrator (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of March 1, 2013 (the "Agreement"), by and among, Deutsche Mortgage & Asset Receiving Corporation, as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Wells Fargo Bank, National Association, as Special Servicer, U.S. Bank National Association, as Trustee, Deutsche Bank Trust Company Americas, as Certificate Administrator, Paying Agent and Custodian, and Park Bridge Lender Services LLC, as Operating Advisor, here by certifies in accordance with Section 10.11 of the Agreement:

    A) A review of such Certifying Servicer's activities from March 7, 2013 to December 31, 2013 (the "reporting period") and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and

    B) That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects throughout the reporting period.


DEUTSCHE BANK TRUST COMPANY AMERICAS
as Certificate Administrator


/s/ David Co
BY: David Co
Title: Director
Date: March 1, 2014